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November 12, 1996



Board of Directors
American Centurion Life Assurance Company
20 Madison Avenue Extension
Albany, NY  12203

Gentlemen:

As General Counsel of American Centurion Life Assurance Company (the Company), I am familiar with its legal affairs and with ACL Variable Annuity Account 1 (the Account), which is a separate account of the Company established by the Company's Board of Directors in accordance with Section 4240, New York Insurance Law. I am familiar with the Post-Effective Amendment No. 1 on Form N-4 (File No. 333-00041/811-07475) (the Registration Statement), filed by the Company on behalf of the Account with the Securities and Exchange Commission with respect to the Account pursuant to the Deferred Annuity Contract (the Contract).

I have made such examination of law and examined such documents and records as in my judgment are necessary and appropriate to enable me to express the following opinions. I am of the opinion that:

1. The Company is duly incorporated, validly existing and in good standing under the laws of the State of New York, and is duly licensed or qualified to do business in New York wherein the business transacted by it requires such licensing or qualification. The Company has all corporate power required to carry on its buisness as now conducted and to issue the Contracts.

2. The Account is a separate account of the Company, duly established and validly existing pursuant to New York law.

3. The Contracts, when issued, offered and sold in accordance with the prospectus contained in the aforesaid Registration Statement and, upon reliance of local law, will be legal and binding obligations of the Company in accordance with their terms.

4. There is no limitation as to the interests in the Account that may be issued.
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November 12, 1996


5. There is no material pending or threatened litigation, claims or assessments (including any unasserted claims or assessments) against the Company.

Please be advised you are correct in your understanding that I will advise and consult with you concerning questions of disclosure and the applicable requirements of Statements of Financial Accounting Standards No. 5 if, and when, in the course of performing legal services for the Company or the Accounts with respect to a matter recognized by me to involve an unasserted claim or assessment that may require financial statement disclosure or consider disclosure of any such possible claim or assessment in your financial statements. You may furnish a copy of this letter to your independent accountants.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,



/s/ Eric L. Marhoun
    Eric L. Marhoun
    General Counsel and Secretary

ELM/KB/rdh